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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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The Dow Chemical Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Dow Chemical Company

Midland, Michigan 48674

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 12, 2005 AT 2:00 P.M. EDT

March 28, 2005

Dear Stockholder of The Dow Chemical Company:

We are pleased to invite you to the Annual Meeting of Stockholders of The Dow Chemical Company to be held on Thursday, May 12, 2005, at 2 p.m. Eastern Daylight Time, at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. A map is printed on page 32 of this Proxy Statement and your admittance ticket. At the Meeting, stockholders will vote upon the following matters either by proxy or in person:

  •
  Election of five Directors.

  •
  Ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2005.

  •
  One proposal submitted by a stockholder.

  •
  Transaction of any other business as may properly come before the Meeting.

Your vote is important. Whether or not you plan on attending the Meeting, please vote your shares as soon as possible on the Internet, by telephone or by mail. Your Board of Directors has set the close of business on March 14, 2005, as the record date for determining stockholders who are entitled to receive notice of the Annual Meeting and any adjournment, and who are entitled to vote. A list of stockholders entitled to vote shall be open to any stockholder for any purpose relevant to the Meeting for ten days before the Meeting, from 8:30 a.m. to 5 p.m., at the Office of the Corporate Secretary, 2030 Dow Center, Midland, Michigan.

Tickets of admission or proof of stock ownership are necessary to attend the Meeting. Tickets are included with your proxy material. Stockholders with registered accounts or who are in the Dividend Reinvestment Program or employees' savings plans should check the box on the voting form if attending in person. Other stockholders holding stock in nominee name or beneficially (in "street name") need only bring their ticket of admission. Street name holders without tickets will need proof of record date ownership for admission to the Annual Meeting, such as a March 2005 brokerage statement or letter from the bank or broker. Questions may be directed to 877-227-3294 (a toll-free telephone number in the U.S. and Canada) or 989-636-1792, or faxed to 989-638-1740.

Since seating is limited, the Board has established the rule that only stockholders may attend or one person holding a proxy for any stockholder or account (in addition to those named as Board proxies on the proxy forms). Proxy holders are asked to present their credentials in the lobby before the Annual Meeting begins. If you are unable to attend the Meeting, please listen to the live audio webcast at the time of the Meeting or the audio replay after the event, at www.DowGovernance.com.

Your Board of Directors continues to adhere to high standards of integrity and sound corporate governance. Reports to Dow stockholders from the Audit Committee, Committee on Directors and Governance, and Compensation Committee are enclosed. Each of these Committees is composed entirely of independent Directors. You will find additional information on corporate governance practices and the Company on www.DowGovernance.com.

Thank you for your continued support and your interest in The Dow Chemical Company.

/s/ Tina S. Van Dam

Tina S. Van Dam
Secretary of the Company

2005 ANNUAL MEETING OF STOCKHOLDERS
THE DOW CHEMICAL COMPANY

Notice of the Annual Meeting and Proxy Statement

Notice of the Annual Meeting	1
Voting Procedures
Confidential Voting	4
Dividend Reinvestment Program Shares and Employees' Savings Plan Shares	4
The Board of Directors	5
Director Independence	5
Presiding Director	5
Board Committees	5
Agenda Item 1: Candidates for Election as Director	7
Agenda Item 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm	10
Agenda Item 3: Stockholder Proposal on Certain Toxic Substances	12
Audit Committee Report	14
Report of the Committee on Directors and Governance	15
Compensation Committee Report on Executive Compensation	16
Stockholder Return	19
Compensation Information
Compensation Tables	20
Pension Plans	24
Equity Compensation Plan Information	26
Compensation of Directors	26
Beneficial Ownership of Company Stock	28
Other Governance Matters	29
Appendix A – Director Independence	31
Map to Annual Meeting of Stockholders	32
This Proxy Statement is issued in connection with the 2005 Annual Meeting of Stockholders of The Dow Chemical Company to be held on May 12, 2005.

VOTING PROCEDURES

In the following pages of this Proxy Statement, you will find information that includes data on your Board of Directors, the candidates for election to the Board and the current Directors, and two other agenda items to be voted upon at the Annual Meeting of Stockholders or any adjournment of that Meeting. The background information in this Proxy Statement has been supplied to you at the request of the Board of Directors to help you decide how to vote and to provide information on the Company's corporate governance practices. References in this document to the Company and Dow mean The Dow Chemical Company.

Vote Your Shares in Advance

The enclosed voting form will help you cast your vote on the Internet, by telephone or by mail. Your shares will be voted if the voting form is properly executed and received by the independent Inspector of Election prior to May 12, 2005, the date of the Annual Meeting. If no specific choices are made by you when you execute your voting form, as explained on the form, your shares will be voted as recommended by your Board of Directors.

You may revoke your voting proxy at any time before its use at the Meeting by sending a written revocation, by submitting another proxy on a later date, or by attending the Meeting and voting in person. No matter which voting method you choose, however, you should not vote any single account more than once unless you wish to change your vote. Be sure to submit votes for each separate account in which you hold Dow shares.

Confidential Voting

The Company has a long-standing policy of vote confidentiality. Proxies and ballots of all stockholders are kept confidential from the Company's management and Board unless disclosure is required by law and in other limited circumstances. The policy further provides that employees may confidentially vote their shares of Company stock held by the Company's employees' savings plans, and requires the appointment of an independent tabulator and inspector of election for the Annual Meeting.

Dividend Reinvestment Program Shares and Employees' Savings Plan Shares

If you are enrolled in the Dividend Reinvestment Program ("DRP"), the shares of common stock owned on the record date by you directly, plus all shares of common stock held for you in the DRP, will appear together on a single voting form. The Bank of New York, the DRP administrator, will vote all shares of stock held in your DRP account as directed by you only if you return your proxy form. If no specific instruction is given on an executed proxy form, the DRP administrator will vote as recommended by the Board of Directors.

Participants in various employees' savings plans, including The Dow Chemical Company Employees' Savings Plan, The Dow Chemical Company Employee Stock Ownership Plan and the DH Compounding Savings and Retirement Plan (the "Plan" or "Plans"), will receive, as appropriate, a separate confidential voting instruction form, in addition to voting forms for any shares held in registered and street name. Your executed form will provide voting instructions to the respective Plan Trustee. If no instructions are provided, the Trustees will vote the respective Plan shares according to the provisions of each Plan.

Dow Shares Outstanding

At the close of business on the record date, March 14, 2005, there were 960,686,785 shares of Dow common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote. There are no shares of preferred stock outstanding.

Proxies on Behalf of the Dow Board

The enclosed voting form is being solicited by your Board of Directors to provide an opportunity to all stockholders of record to vote on agenda items, whether or not the stockholders are able to attend the Annual Meeting. Proxies on behalf of the Board may be solicited in person, by mail, by telephone or by electronic communication by Dow officers and employees. They will not be specially compensated for their services in this regard.

Dow has retained Georgeson Shareholder Communica-tions Inc. to aid in the solicitation of stockholders (primarily brokers, banks and other institutional investors) for an estimated fee of $17,000. Arrangements have been made with brokerage houses, nominees and other custodians and fiduciaries to send materials to their principals, and their reasonable expenses will be reimbursed on request. The cost of solicitation will be borne by the Company.

4 2005 DOW PROXY STATEMENT

THE BOARD OF DIRECTORS

The ultimate authority to oversee the business of The Dow Chemical Company rests with the Board of Directors. The role of the Board is to effectively govern the affairs of the Company for the benefit of its stockholders and, to the extent appropriate under Delaware corporation law, other constituencies including employees, customers, suppliers and communities in which it does business. Among other duties, the Board appoints the Company's officers, assigns to them responsibilities for management of the Company's operations, and reviews their performance.

The Company is required to report whether any Director attended fewer than 75 percent of the sum of the total number of Board meetings and the total number of Board committee meetings that each such respective Director was eligible to attend during the past year. There were 11 Board meetings in 2004 and 38 formal Board committee meetings. All of the Dow Directors exceeded the attendance threshold, and seven had 100 percent attendance at all Board and Board committee meetings they were eligible to attend. All but three of the Directors attended every Board meeting. The Directors are encouraged to attend Annual Meetings of Stockholders, and in 2004, all of the Directors then serving attended.

Director Independence

The Board has assessed the independence of each non-employee Director based upon the Company's Director independence standards described in the Company's Corporate Governance Guidelines (available at www.DowGovernance.com). These standards incorporate the criteria in the listing standards of the New York Stock Exchange, as currently in effect, as well as additional, more stringent criteria established by the Board. They are set forth in Appendix A to this Proxy Statement. Based upon these standards, the Board has determined that the following nine members of the Board are independent: Directors Barton, Cook, Davis, Fettig, Franklin, McKennon, Ringler, Shapiro and Stern. These independent Directors constitute a substantial majority of the Board, consistent with Board policy.

Presiding Director

The independent Directors on the Board elect a Presiding Director from among their members. Harold T. Shapiro was recently re-elected for his second term as Presiding Director, to serve until the 2006 Annual Meeting of Stockholders. Among other responsibilities, the Presiding Director leads executive sessions of the Board (without members of management present) that occur at every in-person meeting of the Board and at other times as Directors may desire. He also works with the Chairman to set the Board agenda and determine the appropriate materials to be provided to the Directors. Board contact information is shown on page 29.

Board Committees

Board committees perform many important functions. The responsibilities of each committee are stated in the Bylaws and in their respective committee charters, which are available at www.DowGovernance.com. The Board, upon the recommendation of the Committee on Directors and Governance, elects members to each committee and has the authority to change committee chairs, memberships and the responsibilities of any committee. A brief description of the current standing Board committees follows, with memberships listed as of March 14, 2005, the record date for the Annual Meeting.

Standing Committee and Function	Chair and Members		Meetings in 2004

Audit Committee	P.G. Stern, Chair		9

Oversees the quality and integrity of the financial statements of the Company; the qualifications, independence and performance of the independent auditors; and the Company's system of disclosure controls and procedures and system of internal control over financial reporting. Has oversight responsibility for the performance of the Company's internal audit function and compliance with legal and regulatory requirements.	J.M. Cook J.M. Fettig	H.T. Shapiro

Committee on Directors and Governance	J.M. Cook, Chair		5

Advises the Board on the selection, qualification and compensation of Board members and candidates. Acts as a nominating committee for Director candidates and Board committee membership. Assists the Board with oversight of other corporate governance matters.	J.K. Barton W.D. Davis	J.M. Fettig B.H. Franklin

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2005 DOW PROXY STATEMENT 5

Standing Committee and Function	Chair and Members		Meetings in 2004

Compensation Committee	J.M Ringler, Chair		7

Assists the Board in meeting its responsibilities relating to the compensation of the Company's Chief Executive Officer and other Senior Executives in a manner consistent with and in support of the business objectives of the Company, competitive practice and applicable standards.	J.K. Barton W.D. Davis	B.H. Franklin

Environment, Health and Safety Committee	J.K. Barton, Chair		3
Assists the Board in fulfilling its oversight responsibilities by assessing the effectiveness of programs and initiatives that support the Environment, Health and Safety policy of the Company.	A.A. Allemang A.J. Carbone J.M. Fettig	A.N. Liveris J.M. Ringler H.T. Shapiro

Executive Committee	W.S. Stavropoulos, Chair		1
Exercises the powers of the Board in the management and direction of the business and affairs of the Company between meetings of the full Board of Directors.	A.N. Liveris J.P. Reinhard	H.T. Shapiro

Finance Committeee	J.P. Reinhard, Chair		6
Assists the Board with oversight of the Company's financial activities. Has authority and oversight responsibility to establish investment policy for the Dow employees' pension plans.	A.J. Carbone A.N. Liveris K.R. McKennon	J.M. Ringler W. S. Stavropoulos

Public Interest Committee	K.R. McKennon, Chair		3

Oversees matters impacting corporate social responsibility and the Company's public reputation. The committee's focus includes philanthropic contributions, community programs, diversity and inclusion, public policy management, international codes of business conduct, and corporate reputation management.	J.M. Cook W.D. Davis B.H. Franklin	J.P. Reinhard W.S. Stavropoulos P.G. Stern

Board of Directors' Terms

In 2004, the Company's stockholders approved an amendment to the Company's Restated Certificate of Incorporation to provide for the annual election of Directors. Those Directors previously elected to three-year terms by stockholders will complete their terms.

Directors nominated as candidates this year, if elected, will serve one-year terms of office expiring at the Annual Meeting in 2006. The expiration of the Directors' terms are noted below.

Annual Meeting – 2005	Annual Meeting – 2006	Annual Meeting – 2007
Jacqueline K. Barton Anthony J. Carbone Barbara Hackman Franklin Andrew N. Liveris Harold T. Shapiro	J. Michael Cook Willie D. Davis Keith R. McKennon J. Pedro Reinhard Paul G. Stern	Arnold A. Allemang Jeff M. Fettig James M. Ringler William S. Stavropoulos

6 2005 DOW PROXY STATEMENT

Agenda Item 1

CANDIDATES FOR ELECTION AS DIRECTOR

In accordance with the recommendation of the Committee on Directors and Governance, the Board of Directors has nominated Jacqueline K. Barton, Anthony J. Carbone, Barbara Hackman Franklin, Andrew N. Liveris, and Harold T. Shapiro for election as Directors, to serve for a one-year term that expires at the Annual Meeting in 2006, and until their successors are elected and qualified.

Each nominee is currently serving as a Director and each has consented to serve for the new term. All nominees have previously been elected as Directors by the Company's stockholders. Information in the biographies below is current as of February 28, 2005.

The Board of Directors unanimously recommends a vote FOR the election of ALL of these nominees as Directors.

The election of Directors requires a plurality of the votes actually cast. As explained on the accompanying proxy, it is the intention of the persons named as proxies to vote in favor of the candidates nominated by the Board unless such authority is withheld. If something unanticipated should occur prior to the Annual Meeting making it impossible for one or more of the candidates to serve as a Director, votes will be cast in the best judgment of the persons authorized as proxies.

Jacqueline K. Barton, 52. Arthur and Marian Hanisch Memorial Professor of Chemistry, California Institute of Technology. Director since 1993.

Assistant Professor of Chemistry and Biochemistry, Hunter College, City University of New York 1980-82. Columbia University: Assistant Professor 1983-85, Associate Professor 1985-86, Professor of Chemistry and Biological Sciences 1986-89. California Institute of Technology: Professor of Chemistry 1989 to date, Arthur and Marian Hanisch Memorial Professor of Chemistry 1997 to date. Named a MacArthur Foundation Fellow 1991, the American Academy of Arts and Sciences Fellow 1991, the American Philosophical Society Fellow 2000, and National Academy of Sciences member 2002. Recipient of the American Chemical Society ("ACS") Breslow Award 2003, ACS William H. Nichols Medal Award 1997, Columbia University Medal of Excellence 1992, ACS Garvan Medal 1992, Mayor of New York's Award in Science and Technology 1988, ACS Award in Pure Chemistry 1988 and the Alan T. Waterman Award of the National Science Foundation 1985. Director of GeneOhm Sciences, Inc. Member of the Gilead Sciences Scientific Advisory Board. Trustee of Barnard College 1993-2004.

Anthony J. Carbone, 64. Vice Chairman of the Dow Board of Directors. Director since 1995.

Employee of Dow since 1962. Dow Latin America Marketing Director for Plastics 1974-76. Dow Business Manager for Styrofoam® 1976-80, Director of Marketing for Functional Products and Systems 1980-83. Dow U.S.A. General Manager of the Coatings and Resins Department 1983-86, General Manager of Separation Systems 1986-87, Vice President Dow Plastics 1987-91. Dow North America Group Vice President for Plastics 1991-93. Group Vice President - Global Plastics 1993-95. Group Vice President - Global Plastics, Hydrocarbons and Energy 1995-96. Executive Vice President, 1996-2000. Vice Chairman of the Board of Directors 2000 to date. Director of Rockwell Collins Inc. Member of the American Chemical Society. Previous Board member and Chairman of the American Plastics Council and the Society of Plastics Industries. Served on the Advisory Council of the Heritage Foundation.

Barbara Hackman Franklin, 64. President and CEO of Barbara Franklin Enterprises and Former U.S. Secretary of Commerce. Director 1980-92 and 1993 to date.

President and CEO, Barbara Franklin Enterprises, private investment and consulting firm, 1995 to date. Business consultant 1993-95. U.S. Secretary of Commerce 1992-93. President and CEO, Franklin Associates 1984-92. Senior Fellow and Director of Government and Business Program, Wharton School, University of Pennsylvania 1979-88. Commissioner, U.S. Consumer Product Safety Commission 1973-79. Staff Assistant to the President of the United States 1971-73. Asst. Vice President, Citibank 1969-71. President's Advisory Council for Trade Policy and Negotiations 1982-86, 1989-92. Alternate, 44th United Nations General Assembly 1989-90. AICPA Board of Directors 1977-86. John J. McCloy Award for contributions to auditing excellence 1992. Director of the Year, National Association of Corporate Directors 2000. Recipient of the 2003 Board Alert Award for Outstanding Corporate Director. Trustee of the Financial Accounting Foundation, Chairman of the Economic Club of New York, Vice Chair of the US-China Business Council, and member of the board of the National Association of Corporate Directors. Director of Aetna Inc.; MedImmune, Inc.; and GenVec, Inc.

(continued on next page)

2005 DOW PROXY STATEMENT 7

Andrew N. Liveris, 50. Dow President and Chief Executive Officer. Director since 2004.

Employee of Dow since 1976. General manager of Dow's Thailand operations 1989-92. Group business director for Emulsion Polymers and New Ventures 1992-93. General manager of Dow's start-up businesses in Environmental Services 1993-94. Vice President of Dow's start-up businesses in Environmental Services 1994-95. President of Dow Chemical Pacific Limited* 1995-98. Vice President of Specialty Chemicals 1998-2000. President of Performance Chemicals Business Group 2000-03. President and Chief Operating Officer November 2003 to November 2004. President and Chief Executive Officer November 2004 to date. Director of Dow Corning Corporation*. Member of the Board of Trustees of the Herbert H. and Grace A. Dow Foundation. Member of the Midland advisory board of Comerica Bank. Fellow of The Institute of Chemical Engineers.

Harold T. Shapiro, 69. President Emeritus and Professor of Economics and Public Affairs, Princeton University. Director since 1985. Presiding Director since 2003.

President of The University of Michigan 1980-87. President of Princeton University 1988-2001. President Emeritus and Professor of Economics and Public Affairs, Princeton University 2001 to date. Chairman, National Bioethics Advisory Commission 1996-2001. Presidential Appointment to the Council of Advisors on Science and Technology 1990-92. Director of HCA - The Healthcare Company and DeVry, Inc. Member of the Institute of Medicine and the American Philosophical Society. Fellow of the American Academy of Arts and Sciences. Trustee and Chair of the Board of the Alfred P. Sloan Foundation. Trustee of the University of Pennsylvania Medical Center. Member of the Board of Overseers for the Robert Wood Johnson Medical School, and board member of The Hastings Center and the United States Olympic Committee.

CONTINUING DIRECTORS

Arnold A. Allemang, 62. Dow Senior Advisor. Director since 1996.

Employee of Dow since 1965. Manufacturing General Manager, Dow Benelux N.V.* 1992-93. Regional Vice President, Manufacturing and Administration, Dow Benelux N.V.* 1993. Vice President, Manufacturing Operations, Dow Europe GmbH* 1993-95. Dow Vice President and Director of Manufacturing and Engineering 1996-97. Dow Vice President, Operations 1997-2000. Executive Vice President 2000 to 2004. Director of Dow Corning Corporation*. Member of the Advisory Board for Kansas State University, College of Engineering; President's Circle of Sam Houston State University; American Chemical Society; Board of Directors for the National Association of Manufacturers; and National Action Counsel for Minorities in Engineering.

J. Michael Cook, 62. Retired Chairman/CEO of Deloitte & Touche LLP. Director since 2000.

Chairman and CEO of Deloitte & Touche 1989-99 and Chairman and CEO of Deloitte, Haskins & Sells 1986-89. Director of Comcast Corporation, International Flavors & Fragrances, Eli Lilly and Company, and Northrop Grumman Corporation. 62nd member of the Accounting Hall of Fame 1999 and Distinguished Alumnus of University of Florida. Catalyst Award and United Way Spirit of America Award to Deloitte & Touche under Mr. Cook's leadership. Columbia Business School Botwinick Prize in Business Ethics, Yeshiva University's Distinguished Leadership Award, Monmouth College's Distinguished Business Leader, CEO Recognition Award from Women in Technology International, Working Mother Magazine's Family Champion of the Year Award, Director's Alert 2002 Outstanding Director in Corporate America, and the John J. McCloy Award of the AICPA Public Oversight Board for contributions to excellence in auditing. Chairman, Accountability Advisory Council to the Comptroller General of the United States and member of Advisory Council of the Public Company Accounting Oversight Board (PCAOB). President of the Institute of Outstanding Directors.

(continued on next page)

8 2005 DOW PROXY STATEMENT

CONTINUING DIRECTORS (continued)

Willie D. Davis, 70. President and Chief Executive Officer of All Pro Broadcasting, Inc. Director since 1988.

President and Chief Executive Officer of All Pro Broadcasting, Inc., a Los Angeles broadcasting company, 1976 to date. Director of Sara Lee Corporation; Alliance Bank; MGM/Mirage Inc.; Johnson Controls Inc.; Checker's Drive-In Restaurants Inc.; and Manpower, Inc. Trustee of the University of Chicago and Marquette University. Member of the Grambling College Foundation and the Ewing Marion Kauffman Center for Entrepreneurial Leadership Development Committee.

Jeff M. Fettig, 48. Chairman, President and Chief Executive Officer of Whirlpool Corporation. Director since 2003.

Whirlpool Corporation - President and CEO 2004 to date; President and Chief Operating Officer 1999 to 2004; Executive Vice President 1994-99; President, Whirlpool Europe and Asia 1994-99; Vice President, Group Marketing and Sales, North American Appliance Group 1992-94; Vice President, Marketing, Philips Whirlpool Appliance Group of Whirlpool Europe B.V. 1990-92; Vice President, Marketing, KitchenAid Appliance Group 1989-90; Director, Product Development 1988-89. Director of Whirlpool Corporation.

Keith R. McKennon, 71. Former Chairman and CEO of PacifiCorp. Director 1983-1992 and 2003 to date.

PacifiCorp, Chairman 1996-98, Chairman and CEO 1998-99. Scottish Power PLC, Vice-Chairman 1999-2001. Tektronix, Inc., Director 1992-97. Dow Corning Corporation*, Chairman and CEO 1992-94. The Dow Chemical Company, Director 1983-92; Executive Vice President 1987-92; Vice President of Technology 1990-92; President, Dow U.S.A. 1987-90; Director of Research and Development 1985-87. Former Chair of the National Legal Center for the Public Interest. Chemical Industry Society's Gold Medal recipient 1992.

J. Pedro Reinhard, 59. Dow Executive Vice President and Chief Financial Officer. Director since 1995.

Employee of Dow since 1970. Dow Brazil Area Finance Director 1978-81. Dow Europe GmbH* Finance Director 1981-85. Managing Director, Dow Italy 1985-88. Dow Corporate Treasurer 1988-96, Vice President 1990-95, Financial Vice President 1995-96, Chief Financial Officer 1995 to date, Executive Vice President 1996 to date. Director of Dow Corning Corporation*, Royal Bank of Canada, The Coca-Cola Company and Sigma Aldrich Corporation. Advisory Board member of Swiss Re America Holding Corporation. Member of the Financial Executives International and The Conference Board's Council of Financial Executives

*
A number of Company entities are referenced in the biographies and are defined as follows. (Some of these entities have had various names over the years. The names and relationships to the Company, unless otherwise indicated, are stated in this footnote as they existed as of February 28, 2005.) Dow Corning Corporation - a company ultimately 50 percent owned by Dow. Dow Benelux N.V., Dow Chemical Pacific Limited, Dow Europe GmbH, and Union Carbide Corporation - all ultimately wholly owned subsidiaries of Dow. Ownership by Dow described above may be either direct or indirect.

(continued on next page)

2005 DOW PROXY STATEMENT 9

James M. Ringler, 59. Retired Vice Chairman, Illinois Tool Works Inc. Director since 2001.

Tappan Company - President and Chief Operating Officer 1982-86; White Consolidated Industries' Major Appliance Group - President 1986-90 (both companies are subsidiaries of Electrolux AB). Premark International, Inc. - Director 1990-99; Executive Vice-President 1990-92; President and Chief Operating Officer 1992-96; Chief Executive Officer 1996-99; Chairman 1997-99. Illinois Tool Works Inc. (following its merger with Premark International, Inc.) - Vice Chairman 1999-2004. Director of Union Carbide Corporation* 1996-2001. Director of Autoliv Inc., Corn Products International, Inc., NCR Corp. and FMC Technologies, Inc. Trustee of the Manufacturers' Alliance for Productivity and Innovation. National Trustee of the Boys and Girls Clubs of North America, Midwest Region. Director of the Lyric Opera of Chicago.

William S. Stavropoulos, 65. Dow Chairman of the Board. Director since 1990.

Employee of Dow since 1967. President, Dow Latin America 1984-85. Dow U.S.A. Commercial Vice President, Basics and Hydrocarbons 1985-87. Group Vice President, Plastics and Hydrocarbons, 1987-90. President, Dow U.S.A. 1990-93. Dow Vice President 1990-91, Senior Vice President 1991-93, Chief Operating Officer 1993-95, President 1993-2000 and 2002-03, Chief Executive Officer 1995-2000 and 2002-November 2004, Chairman 2000 to date. Director of BellSouth Corporation, Chemical Financial Corporation, Maersk Inc. and NCR Corporation. Trustee of the Fidelity Group of Funds. Board member of American Enterprise Institute for Public Policy Research. Member of The Business Council, World Business Council for Sustainable Development, and University of Notre Dame Advisory Council for the College of Science.

Paul G. Stern, 66. Founding Partner of Arlington Capital Partners and Thayer Capital Partners. Director since 1992.

Partner and co-founder of Arlington Capital Partners 1999 to date. Partner and co-founder of Thayer Capital Partners 1995 to date. Special partner at Forstmann Little & Co. 1993-95. Northern Telecom Limited - Chairman of the Board 1990-93, Chief Executive Officer 1990-93, Vice Chairman and Chief Executive Officer 1989-90, Director 1988-93. President, Unisys Corporation (formerly Burroughs Corporation) 1982-87. Director of Whirlpool Corporation. Board member of the University of Pennsylvania's School of Engineering and Applied Science and the Wharton School. Board of Trustees, Library of Congress. Board member, Business Executives for National Security. Non-Executive Chairman, Claris Holdings LLC.

*
A number of Company entities are referenced in the biographies and are defined as follows. (Some of these entities have had various names over the years. The names and relationships to the Company, unless otherwise indicated, are stated in this footnote as they existed as of February 28, 2005.) Dow Corning Corporation - a company ultimately 50 percent owned by Dow. Dow Benelux N.V., Dow Chemical Pacific Limited, Dow Europe GmbH, and Union Carbide Corporation - all ultimately wholly owned subsidiaries of Dow. Ownership by Dow described above may be either direct or indirect.

Agenda Item 2

RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RESOLVED, that the appointment of Deloitte & Touche LLP to audit the 2005 consolidated financial statements and related internal control over financial reporting of The Dow Chemical Company and its subsidiaries, made by the Audit Committee with the concurrence of the Board of Directors, is hereby ratified.

The Company Bylaws provide that the selection of the independent registered public accounting firm must be presented for stockholder ratification or rejection at the Annual Meeting. The Audit Committee has appointed, and the Board has concurred subject to your ratification, Deloitte & Touche LLP to audit and report on the consolidated financial statements and related internal control over financial reporting of Dow and its subsidiaries for 2005. Deloitte & Touche LLP served as Dow's independent auditors for 2004. Deloitte & Touche LLP has offices at or near most of the locations where Dow operates in the United States and other countries. Deloitte & Touche LLP rotates its lead audit partner assigned to Dow after five years.

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10 2005 DOW PROXY STATEMENT

AGENDA ITEM 2 (continued)

Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Deloitte & Touche LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm's approach to resolving significant accounting and auditing matters including consultation with the firm's national office, as well as its reputation for integrity and competence in the fields of accounting and auditing. Additional information may be found in the Audit Committee Report on page 14 and Audit Committee charter available on the Company's corporate governance website at www.DowGovernance.com.

The Audit Committee has expressed its satisfaction with Deloitte & Touche LLP. In February 2005, Deloitte & Touche LLP advised the Audit Committee that like all other major accounting firms, it has been named as a defendant in a number of civil lawsuits, most of which are premised on allegations that financial statements issued by clients and reported on by the firm were incorrect. Deloitte & Touche LLP has further advised the Audit Committee that based on the firm's historical experience and understanding of the circumstances giving rise to such lawsuits, the firm does not believe that they will have a significant impact on the firm's ability to serve as the independent registered public accounting firm for the Company. The Audit Committee has concluded that the ability of Deloitte & Touche LLP to perform services for the Company is not adversely affected by such litigation.

Representatives of Deloitte & Touche LLP will attend the Annual Meeting and may make a statement if they wish. They will be available to answer questions at the Meeting.

Approval of this proposal to ratify the appointment of Deloitte & Touche LLP requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are not included. If Agenda Item 2 does not pass, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee and the Board. Because it is difficult and not cost effective to make any change in the independent registered public accounting firm so far into the year, the appointment of Deloitte & Touche LLP would probably be continued for 2005, unless the Audit Committee or the Board finds additional good reasons for making an immediate change.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Dow and its subsidiaries for 2005.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended December 31, 2004 and 2003, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. Audit and audit-related fees aggregated $19,410,000 and $14,442,000 for the years ended December 31, 2004 and 2003, respectively. Total fees paid to the firm were:

Type of Fees	2004	2003

	$ in thousands
Audit Fees (a)	$17,639	$13,225
Audit-Related Fees (b)	1,771	1,217
Tax Fees (c)	5,061	5,502
All Other Fees	0	0
TOTAL	$24,471	$19,944

(a)
The aggregate fees billed for the integrated audit of the Company's annual financial statements and audit of internal control over financial reporting (2004), the reviews of the financial statements in quarterly reports on Form 10-Q, comfort letters, consents, equity investee audits of companies operated by the Company, statutory audits and other regulatory filings.

(b)
Primarily for due diligence procedures for acquired businesses, audits and reviews of divested businesses, agreed-upon procedures engagements, filings with U.S. and non-U.S. regulatory agencies, and audits of employee benefit plans' financial statements.

(c)
For preparation of expatriate employees' tax returns and related compliance services - $4,436,000 in 2004 and $5,190,000 in 2003; international tax compliance - $362,000 in 2004 and $118,000 in 2003; corporate tax consulting - $158,000 in 2004 and $116,000 in 2003; and tax return preparation compliance software - $105,000 in 2004 and $78,000 in 2003.

2005 DOW PROXY STATEMENT 11

Agenda Item 3

STOCKHOLDER PROPOSAL ON CERTAIN TOXIC SUBSTANCES

One stockholder owning at least 1,200 shares of Dow stock has stated that its representative intends to present the following proposal at the Annual Meeting. The Company will promptly provide the name and address of the stockholder upon request directed to the Corporate Secretary. Dow is not responsible for the contents of the proposal. If properly presented at the Annual Meeting, your Board unanimously recommends a vote AGAINST the following proposal.

Stockholder Resolution

Report on Certain Toxic Chemicals from Dow Chemical Products Widely Detected in Humans

Whereas:

•
The U.S. Centers for Disease Control recently reported on the testing of 9,282 people nationwide. The study found that 93% of the US population has levels of chlorpyrifos metabolites in their bodies. The average tested child aged 6-11 was found to have exposure to the neurotoxic pesticide chlorpyrifos at four times the level the U.S. Environmental Protection Agency considers acceptable for long term exposure. One market analysis concluded that Dow Chemical was likely to have contributed at least 80% of the chlorpyrifos exposure in the U.S. Although all residential uses of chlorpyrifos were phased out beginning in 2000, agricultural and industrial uses are still allowed.

  In the opinion of the proponents, such test results will aid the correlation of exposure to disease, and increase the likelihood of liability suits against chemical producers, including our company.

•
Dow's Midland, Michigan facility releases dioxin to air, land and water. The surrounding city and floodplain are contaminated with dioxin. Levels detected downriver are up to 80 times the state's residential cleanup standard, and blood testing has detected dioxin levels above average in some residents. State advisories warn residents to limit exposure to contaminated soil and consumption of fish and wild game. A class action lawsuit representing up to 2000 residents asserts property damages and seeks medical monitoring.

•
The herbicide Agent Orange was contaminated with dioxin, exposing soldiers and residents in Vietnam. US and Vietnamese veterans and their families are suing Dow for compensation. A 2003 Supreme Court decision may allow thousands of new US veterans' suits to proceed.

•
Emerging public policies may alter markets for certain Dow product lines. The European Union proposes requiring manufacturers that sell chemicals to provide data on hazards and uses, and to require approval of certain "very high concern" chemicals, including persistent and bioaccumulative toxins (PBT), carcinogens, mutagens and reproductive toxins. The Stockholm Treaty on Persistent Organic Pollutants and the Great Lakes Water Quality Agreement both encourage elimination of PBT products and precursors.

  In the proponents' opinion, management's disclosures obscure rather than clarify important policy issues confronting Dow because they fail to:

•
Analyze implications for the company of the human blood testing trend, including the CDC tests showing pervasive exposures to chlorpyrifos;

•
Describe how public policies may restrict markets for each category of Dow product lines, including under the Stockholm POPs treaty, emerging state programs, and the proposed European REACH program;

•
List Dow products anticipated under the proposed European "REACH" program to require specific authorization or be restricted; and,

•
Provide a plan and timeline for phase-out of each product involving a PBT chemical or byproduct, or an explanation of why alternatives cannot be substituted, explaining how the company will respond to rising regulatory and market pressures to eliminate these substances.

RESOLVED: Shareholders request that the Board publish by October 2005, at reasonable cost and excluding proprietary information, a report filling the gaps in transparency discussed above.

Company's Statement and Recommendation

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

Dow believes that the proposal is unnecessary in light of Dow's existing disclosures and public outreach on the listed issues. It would divert resources without benefit to our stockholders.

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12 2005 DOW PROXY STATEMENT

Dow products improve the lives of people around the world on a daily basis. Dow provides innovative chemical, plastic, and agricultural products and services to many essential consumer markets. Dow also provides the public with detailed information about the environmental, health, and safety aspects of its products.

This is the third year in a row that this stockholder has submitted a proposal to Dow, each time asking us to publish additional detail on different elements of our environmental stewardship programs. We are proud of our actions and disclosures on these important issues, which pre-date these proposals. We are proactively continuing to expand and enhance them each year. They include, among others, the "Our Commitment: Public Issues and Challenges" pages on www.dow.com; an annual Dow Global Public Report supplemented by a report presented in the format recognized by the Global Reporting Initiative, the leading sustainability reporting guideline; and engagement throughout the year with a variety of interest groups on topics of public concern.

For example, extensive information on chlorpyrifos is publicly available on Dow AgroSciences' website www.chlorpyrifos.com. Chlorpyrifos is one of the most thoroughly studied pesticides, supported by a large body of scientific research. It has global benefits, such as preventing disease and enhancing food production. It is registered in more than 98 countries worldwide, including most developed nations. In addition, Dow AgroSciences LLC supplements regulatory requirements with a strong product stewardship program.

Dow also provides detailed information on other topics in this proposal on www.dow.com and in the Global Public Report. Below are highlights of that information and Dow's positions on issues raised in the proposal.

•
Biomonitoring.  Dow supports continued research on trace testing in human blood and other approaches to biomonitoring as an evolving means to obtain additional chemical exposure information. The measurement of an environmental chemical in a person does not by itself mean that the chemical causes disease. Advances in analytical methods allow measurement of low levels of environmental chemicals in people, but separate studies are needed to determine health effects. Dow works with the scientific community and governments to promote the development of test methods needed to appropriately interpret biomonitoring results as a foundation for risk-based decision making.

•
Dioxin.  Dow has reduced its emissions of dioxin, an unwanted industrial byproduct, 80% since 1995, and we annually report our emissions performance to the public. Dioxin from historical emissions is the subject of ongoing dialogue with local communities.

•
Agent Orange.  Agent Orange litigation concerns trace amounts of dioxin in a product where ingredients were set forth by the U.S. government and applied by the military during the Vietnam War to protect U.S. and allied soldiers. No court has found liability for the government contractors, including Dow, who manufactured the product pursuant to government mandates. Any future issues involving Agent Orange should be the responsibility of the governments involved with the use of Agent Orange.

•
PBTs.  Dow's focus is on reducing emissions of persistent, bioaccumulative, and toxic substances (PBTs) such as dioxin, rather than on phasing out products that contribute positively to society. We are making excellent progress, as reported annually in connection with our 2005 Goals.

•
Public Policies.  Dow is engaged throughout the world in helping develop risk-based regulatory policy on managing chemicals. An example is the REACH proposal now under consideration by the European Union. Dow welcomes appropriate review by governments to maintain and enhance public acceptance of its operations and products.

•
Voluntary Actions.  Dow has volunteered to provide (alone or with others) health, safety, and environmental information on more than 180 chemicals as part of the High Production Volume Challenge program and other voluntary test programs globally. Dow has also been a strong proponent of the chemical industry's Long-Range Research Initiative for basic toxicology, environmental and exposure test methods development.

Resolving complex issues such as these is not easy. It is our corporate responsibility to be part of the solution. Our Company has a strong record of transparency and stakeholder dialogue.

As noted above, this is the third consecutive year this proponent has submitted a proposal to the Board requesting certain information. Your Board believes that the information sought under the proposal would duplicate and not substantially enhance the information that is publicly available on Dow's website and in other public reports, and would consume valuable Company resources with little benefit to our stockholders. Accordingly, your Board recommends a vote AGAINST this proposal.

2005 DOW PROXY STATEMENT 13

AUDIT COMMITTEE REPORT

The Audit Committee (the "Committee") of the Board of Directors (the "Board") is comprised entirely of independent Directors who meet the independence, experience and other qualification requirements of the New York Stock Exchange, the U.S. Securities and Exchange Commission (the "Commission") and the Company as set forth in Appendix A to this Proxy Statement. The Committee operates pursuant to a charter that is available on the Company's corporate governance website at www.DowGovernance.com.

The Board has determined that all of the Committee members are financially literate and are audit committee financial experts as defined by the applicable standards. The Board has also determined that the simultaneous service on more than three public company audit committees does not impair the ability of Director J. M. Cook to serve on the Company's Audit Committee.

The Committee had nine meetings during 2004, five of which were in-person meetings that included separate executive sessions of the Committee with the independent registered public accounting firm, the internal auditor, management and among the Committee members themselves. Four of the meetings were conference calls related to the Company's earnings announcements and periodic filings. Numerous other informal meetings and communications among the Chair, various Committee members, the independent registered public accounting firm, the internal auditor and/or members of the Company's management also occurred.

On behalf of the Board of Directors, the Committee oversees the Company's financial reporting process and its internal controls over financial reporting, areas for which management has the primary responsibility. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company's consolidated audited financial statements with accounting principles generally accepted in the United States and for issuing its reports on the Company's internal control over financial reporting.

In this context, the Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and the quarterly unaudited financial statements, matters relating to the Company's internal control over financial reporting and the processes that support certifications of financial statements by the Company's Chief Executive Officer and Chief Financial Officer.

Among other items, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the standards of the Public Company Accounting Oversight Board. The Committee has received from the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. In addition, the Committee has received written materials addressing Deloitte & Touche LLP's internal quality control procedures and other matters as required by the New York Stock Exchange listing standards.

Further, the Committee has pre-approved all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm to the Company and the related fees for such services, and has concluded that such services are compatible with the auditors' independence. The Committee's charter allows delegation of the authority to pre-approve audit, audit-related and permitted non-audit services by the independent registered public accounting firm to a subcommittee consisting of one or more Committee members, provided that such subcommittee decisions be presented to the full Committee at its next scheduled meeting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements and management's assertion on internal control over financial reporting be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Commission. The Committee has also selected Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company and its subsidiaries for 2005. The Board of Directors has concurred in that selection and has presented the matter to the stockholders of the Company for ratification.

Audit Committee

Paul G. Stern, Chair J. Michael Cook	Jeff M. Fettig Harold T. Shapiro

14 2005 DOW PROXY STATEMENT

REPORT OF THE COMMITTEE ON DIRECTORS AND GOVERNANCE

The Committee on Directors and Governance of the Board of Directors (the "Committee") is comprised entirely of independent Directors who meet the independence requirements of the New York Stock Exchange, the U.S. Securities and Exchange Commission and the Company as set forth in Appendix A to this Proxy Statement. The Committee met five times in 2004 and operates pursuant to a charter that is available on the Company's corporate governance website at www.DowGovernance.com.

Nominations for Director

The Committee advises the Board on various corporate governance matters such as those included in the Company's Corporate Governance Guidelines found on www.DowGovernance.com. Among the Committee's most important functions is the selection of Directors.

The Committee will continue its long-standing practice of accepting stockholders' suggestions of candidates to consider as potential Board members, as part of the Committee's periodic review of the size and composition of the Board and its committees. Such recommendations may be sent to the Committee through the Corporate Secretary.*

Under the Company's Bylaws, stockholders wishing to formally nominate a person for election as a Director at the next Annual Meeting must notify the Corporate Secretary* between November 28, 2005, and January 27, 2006. Such notices must comply with the provisions set forth in the Bylaws. A copy of the Bylaws may be found on the Company's website at www.DowGovernance.com. Alternatively a copy of the Bylaws will be provided without charge to any stockholder who requests it in writing. Such requests should be addressed to the Corporate Secretary.*

There are certain minimum qualifications for Board membership that Director candidates should possess, including strong values and discipline, high ethical standards, a commitment to full participation on the Board and its committees, relevant career experience, and a commitment to ethnic, racial and gender diversity. The Committee has adopted guidelines to be used in evaluating candidates for Board membership. In addition to the characteristics mentioned above, the guidelines provide that candidates should possess individual skills, experience and demonstrated abilities that help meet the current needs of the Board, such as experience or expertise in some of the following areas: the chemical industry, global business, science and technology, finance and/or economics, competitive positioning, corporate governance, public affairs, and experience as Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of a major company. Other factors that are considered include independence of thought, willingness to comply with Director stock ownership guidelines, meeting applicable Director independence standards (where independence is desired) and absence of conflicts of interest. The Committee may modify the minimum qualifications and evaluation guidelines from time to time as it deems appropriate. Such modification would be described in the next Committee Report.

The Committee has adopted a process for identifying new Director candidates. Recommendations may be received by the Committee from various sources, including current or former Directors, a search firm retained by the Committee, stockholders, Company executives, and by self-nomination. The Committee uses the same process to evaluate Director nominees recommended by stockholders as it does to evaluate nominees identified by other sources.

The evaluation of Director candidates involves several steps, not necessarily in any particular order. A preliminary analysis of a nominee involves securing a resume and other background data and comparing this data to the Director attributes mentioned above, as well as to the current needs of the Board for new members. References are checked and analyses are performed to identify potential conflicts of interest and appropriate independence from the Company. Candidate information is provided to all Committee members for purposes of discussion and evaluation. If the Committee decides to further evaluate a candidate, interviews are conducted. Other steps may include requesting additional data from the candidate, providing Company background information to the candidate, and determining the candidate's schedule compatibility with Dow Board and Committee meeting dates.

Committee on Directors and Governance

J. Michael Cook, Chair
Jacqueline K. Barton Willie D. Davis	Jeff M. Fettig Barbara Hackman Franklin
*
Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

2005 DOW PROXY STATEMENT 15

COMPENSATION COMMITTEE REPORT

The Committee

The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent Directors, none of whom are current or former employees or officers of the Company. All meet the independence standards of the New York Stock Exchange, the U.S. Securities and Exchange Commission, the U.S. Internal Revenue Service and the Company, as set forth in Appendix A to this Proxy Statement. The Committee operates pursuant to a charter that is available on the Company's corporate governance website at www.DowGovernance.com.

The Committee is responsible for reviewing and approving all aspects of compensation (base salaries, annual performance awards, long-term incentives, benefits, and perquisites) for the Chief Executive Officer ("CEO") and other Senior Executives of the Company, including the executives named in the compensation tables (the "Named Executives"). The Senior Executives comprise the highest levels of management and currently number thirteen employees.

Compensation Philosophy

The Committee approves all policies and programs under which compensation is paid or awarded to Dow's Senior Executives. The Committee's policy is to structure Senior Executive compensation so that it is appropriately competitive in the attraction and retention of qualified leaders; is closely linked to individual performance, Company performance, and increases in Dow stockholder value; and is determined and disclosed in compliance with applicable rules and regulations. In addition, the Committee considers the compensation of all levels of employees within the Company in order to provide an appropriate context for compensation decisions at Senior Executive levels. The Compensation Committee Charter, adopted by the Committee and the Board of Directors, is found on Dow's corporate governance website at www.DowGovernance.com.

The Committee sets executive compensation at a median level relative to companies with which we compete for executive talent and in comparison with a selected cross-industry group of other multinational companies of similar size. This includes some of the companies in the indexes reported on page 19.

The Company plans under which executive performance awards and long-term incentive grants are made are stockholder-approved and are designed to comply with the requirements of federal tax laws on deductibility. The Committee considers federal tax implications prior to making executive compensation decisions and the majority of equity-based compensation is fully deductible. The Committee is not, however, precluded from making payments or awards where appropriate to retain and provide competitive incentives to Senior Executives, whether or not the compensation qualifies for such deductibility.

The Committee has retained an independent consultant to provide advice and counsel to the Committee. The consultant assists the Committee in evaluating and developing programs in order to pay executive officers competitively, motivate them to contribute to the Company's success, reward them for their performance, and to retain them.

Each year, all of the other independent Directors are invited to join the Committee in a special session to review executive performance and establish compensation. At this meeting, the CEO is asked to provide an individual performance review and a proposed compensation plan for each Senior Executive, along with competitive market data. After this discussion with the CEO, the Directors meet in executive session to review similar information regarding the CEO. Further, the Committee, along with other members of the Board of Directors, monitors the performance of the CEO and other Senior Executives throughout the year and provides feedback on an ongoing basis as appropriate.

The Company's 2004 Performance

In the context of making compensation decisions regarding the CEO and Senior Executives, the Committee evaluated the Company's performance in 2004. High and volatile feedstock and energy costs provided a significant challenge to the chemical industry, despite some improvements in economic conditions. Mr. Stavropoulos, along with his leadership team, including then Chief Operating Officer Liveris, developed an aggressive action plan with major financial objectives of increased earnings, improved margins and cash flow, and the reduction of debt, all of which were to be achieved without compromising performance in the areas of environment, health, and safety. These goals were met. The Company also experienced a smooth leadership transition in 2004 as President and COO Liveris succeeded Mr. Stavropoulos as Chief Executive Officer. Mr. Stavropoulos retains his position as Chairman of the Board.

The Committee also considered performance in the areas of management of price and volume across Dow's businesses, structural cost control, disciplined capital expenditures, strategic growth initiatives, and a Company reorganization. The Company's financial results in 2004 reflected substantial achievements in these areas to the benefit of all stockholders. For example, the Company increased earnings to $2.93 per share in 2004 compared to $1.87 per share in 2003, improved margins by over

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16 2005 DOW PROXY STATEMENT

$2 billion, and generated significant improvements in cash flow and reductions in debt.

As a result, the Committee believes that the contributions and results demonstrated by Dow's leaders, as evidenced by the return in value to the stockholders, should be recognized and rewarded through their compensation, consistent with the Company's long-standing pay-for-performance philosophy that is followed in both good and lean times.

Approach to Executive Compensation

Compensation for Senior Executives has three major components: base salary, annual performance award and long-term incentives. As more fully explained below, each component has a different structure and purpose. However, in general, the Committee has designed the compensation of Senior Executives so that at target levels of total direct compensation, at least 75 percent is variable compensation and dependent upon future Company performance. This is a significantly higher percentage of compensation at risk than for other levels of employees. The remaining 25 percent is in cash.

Base Salaries

Base salaries for all Dow employees, including the Company's Senior Executives, are based upon an evaluation of their responsibilities, an assessment of their performances, and market comparisons from regularly scheduled compensation surveys. Average salaries for each employee group are managed to be within the median range of the comparison group to facilitate Dow's ability to attract and retain a highly qualified workforce. Changes in base salary for the Named Executives, as well as for all Dow employees, depend upon projected changes in the external market as well as the individual's contributions to Dow's corporate performance.

Mr. Stavropoulos, who first served as CEO from 1995-2000, was re-elected by the Board as CEO in mid-December 2002 and continued in this capacity until November 2004. His base salary in 2004 was established by the Committee to reflect the turnaround in the Company already evident in the improved financial results for the Company in 2003 and which continued throughout 2004.

In November 2004, Mr. Liveris was promoted to President and Chief Executive Officer. The Committee granted an increase in his base salary commensurate with his significant increase in job responsibilities that will be more fully reflected in his 2005 compensation.

Annual Performance Awards

Annual performance awards are a component of pay for all salaried employees. Performance award payouts are determined for Senior Executives by the Committee each year in February. Performance for the prior year is compared to previously established Company, business unit, and individual goals. For the Named Executives, annual performance awards are determined under the Executive Performance Plan (the "Plan").

The Plan was adopted by the Board and approved by Company stockholders in 1994. It sets a minimum performance goal of $700 million of net income as defined in the Plan. In addition, the Committee has determined that the corporate financial component of the award will not be paid unless certain net profit goals are achieved. If both these threshold goals are met, the Committee evaluates corporate and individual performance to determine actual performance award amounts, within the maximum limits set by the Plan. For 2004, the threshold goals were achieved, and the Committee determined individual payouts for each of the Named Executives based upon achievement of measurable individual performance objectives. They are listed in the Summary Compensation Table under the Performance Award Bonus column.

Long-Term Incentive Compensation

In 2004, the Company implemented a redesigned long-term incentive compensation program ("LTI") for Senior Executives and a broad range of other Dow leaders, including:

•
Balancing stock options, restricted stock, and performance shares to ensure market competitiveness, sufficient upside potential, retention, and alignment with performance objectives.

•
Improving the performance share plan by combining operating performance measures with market-based performance measures.

•
Shortening the performance period in the Performance Share Plan from 5 years to 3 years to more closely align with competitive practices.

The Committee determined individual LTI compensation awards for 2004 after evaluating the contribution of each Senior Executive to the Company's long-term performance and competitive market practices. Grants of LTI were made under the 1988 Award and Option plan, which has been approved by Dow stockholders.

LTI includes market-priced stock options with a three-year pro rata vesting period to encourage retention of employees and to provide incentives for longer-term focus and creation of stockholder value. The exercise price of these options is the fair market value on the grant date. They are shown in the table entitled Option Grants in 2004. Awardees receive future gains from these options

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2005 DOW PROXY STATEMENT 17

only to the extent the price of Dow stock increases, which benefits all stockholders of the Company.

2004 Performance Shares are shares of deferred stock that are earned if the Company's financial performance over a three-year period (2004-2006) exceeds pre-established goals. One half of the Performance Shares granted in 2004 were based on performance against specified levels of return on capital and sales volume growth. The other half of Performance Shares granted in 2004 were based on a relative Total Shareholder Return (TSR) index comparing Dow's TSR with a performance peer group based on the S&P 500 Chemicals Index. With the 2004 Performance Share design, the objective of the Committee was to balance internal operational priorities with external relative stockholder return goals.

The Company also made an additional Performance Share grant to higher level management employees in 2004. As Dow's business plan and management team remain highly focused on cash flow over the next two years, this performance-based award requires management of cumulative cash flow. The Committee believes this Performance Share grant is critical to appropriately motivate the management team to drive cash flow, retain key members of Dow's management team, and ensure a competitive level of compensation. The 2004 Performance Shares grants are shown in the table entitled Long-Term Incentive Plan Awards in 2004.

Restricted Shares, the third element of the balanced portfolio of equities, are full-value shares of stock with 5-year cliff vesting. These grants are shown in the Long-Term Compensation portion of the Summary Compensation Table under the Deferred Stock Awards column.

As noted in the Summary Compensation Table in the column entitled Long-Term Incentive Payouts in 2004, the 1999 Performance Shares, with performance against goals measured through the end of 2003, did not meet the threshold level of performance, resulting in no shares vesting or being paid.

Additional Committee Determinations

In recognition of his agreement to return to lead the Company as CEO at the request of the Board, Mr. Stavropoulos was granted an additional award in the form of a grant of 152,000 deferred share units, shown on the Summary Compensation table in the column entitled Deferred/Restricted Stock Awards. Consistent with the terms of the grant, these deferred share units were delivered to Mr. Stavropoulos in December 2004. The Committee also determined that the 2004 annual grants of equity compensation to Mr. Stavropoulos in 2004 should not be subject to any earlier expiration as a result of death, disability or retirement. In 2003, several Named Executives received retention incentive awards to recognize individual achievement and to address the critical need to retain top talent within the Company. Stock awards were delivered to Messrs. Reinhard and Allemang in December 2004 in accordance with the original terms of the grants.

The Committee periodically reviews the benefits and perquisites programs in which Senior Executives are eligible to participate. Additional information has been provided to the Committee by its independent consultant and by the Audit Committee's annual review of executive expense reports. Based on these data, the Committee has found no perquisites that were unusual in either type or size and believes that the programs are appropriate, reasonable and competitive.

The Committee also endorsed the Company's decision to voluntarily adopt the expensing of stock options effective January 1, 2003.

Stock Ownership Guidelines

Minimum stock ownership guidelines for Senior Executives were first established in 1998. Eligible leaders are expected to own Dow shares approximately equivalent in value to a specified multiple of either three or four times the typical annual base salary for their job level within four years. The impact of promotions is taken into account relative to stock ownership requirements, with an additional year granted to meet the guideline for each promotion received. Such stock ownership includes stock, deferred stock, and phantom stock held beneficially and through the Company's 401(k) plan and Elective Deferral Plan.

The ownership requirement for the CEO is higher and the CEO is required to hold Dow stock equal in value to six times the current annual base salary. As required, Mr. Stavropoulos exceeded the ownership guidelines required of the CEO. Mr. Liveris as a new CEO has until November 2010 to meet the CEO stock ownership requirements, since he also has had two other recent promotions.

The Committee has a standing meeting schedule of four meetings per year. During 2004, the Committee met seven times, in person and by telephone, in order to fulfill its responsibilities.

Compensation Committee

James M. Ringler, Chair Jacqueline K. Barton	Willie D. Davis Barbara Hackman Franklin

18 2005 DOW PROXY STATEMENT

STOCKHOLDER RETURN

The charts below illustrate cumulative total return to Dow stockholders for certain periods of time. They depict a hypothetical $100 investment in Dow common stock on December 31 of the first year of the charts, and show the increased value of that investment over time until December 31 of the final year, with all dividends reinvested in stock. Hypothetical investments of $100 in the Standard & Poor's 500 Stock Index and the Standard & Poor's 500 Chemicals Index are shown in comparison.

Five-Year Cumulative Total Return	Ten-Year Cumulative Total Return

Five-Year Cumulative Total Return in $

December 31,	Dow Chemical	S&P 500	S&P 500 Chemicals

1999	100.00	100.00	100.00
2000	85.29	90.90	90.95
2001	81.80	80.10	89.91
2002	75.10	62.41	90.51
2003	109.53	80.30	114.50
2004	134.51	89.03	136.04

Ten-Year Cumulative Total Return in $

December 31,	Dow Chemical	S&P 500	S&P 500 Chemicals

1994	100.00	100.00	100.00
1995	108.71	137.55	130.76
1996	125.88	169.11	162.93
1997	169.23	225.51	198.24
1998	157.42	289.95	185.74
1999	238.42	350.95	217.03
2000	203.35	319.01	197.39
2001	195.03	281.12	195.14
2002	179.06	219.02	196.42
2003	261.14	281.80	248.50
2004	320.69	312.45	295.24

The form of the charts above is in accordance with requirements of the U.S. Securities and Exchange Commission. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. These charts do not reflect the Company's forecast of future financial performance.

2005 DOW PROXY STATEMENT 19

COMPENSATION TABLES

Summary Compensation Table

Long-Term Compensation

		Annual Compensation					Awards			Payouts

Name and Principal Position	Fiscal Year	Salary ($)		Performance Award Bonus ($)	Other Annual Compensation ($)		Deferred/ Restricted Stock Awards ($) (a) (b)		Securities Underlying Options (# Shares)(c)	Long-Term Incentive Payouts ($)		All Other Compen- sation ($)

W. S. Stavropoulos Chairman of the Board (d)	2004 2003 2002	1,425,674 1,300,005 1,839,996	(k)	2,200,000 2,300,000 0	87,159 163,473 52,396	(e) (h) (e)	3,382,652 6,517,930 0	(i)	233,340 shares 350,000 shares 0	72,059 977,572 1,103,290	(f) (j) (l)	384,064 184,852 80,590	(g)

A. N. Liveris President and CEO (d)	2004 2003 2002	712,504 472,013 —		1,550,000 810,000 —	65,674 2,164 —	(e) (m)	1,304,700 1,109,838 —	(n)	90,000 shares 62,500 shares —	1,134 117,039 —	(f) (j)	24,803 22,582 —	(g)

A. A. Allemang Executive VP, Operations	2004 2003 2002	593,872 558,312 551,980		820,000 740,000 0	0 0 0		1,304,700 1,484,613 0	(o)	90,000 shares 112,500 shares 63,300 shares	4,945 294,709 334,939	(f) (j) (l)	108,138 40,374 18,320	(g)

R. Kreinberg Senior VP, Plastics	2004 2003 2002	695,346 — —	(p)	750,000 — —	199,785 — —	(m)	797,607 — —		55,000 shares — —	754 — —	(f)	35,185 — —	(g)

J. P. Reinhard Executive VP and CFO	2004 2003 2002	777,014 743,424 740,580		1,150,000 1,050,000 0	0 0 0		1,449,957 1,556,538 0	(o)	100,000 shares 127,500 shares 76,700 shares	19,899 572,224 535,515	(f) (j) (l)	140,690 29,657 20,753	(g)

L. R. Respini Corporate VP	2004 2003 2002	585,563 — —	(p)(q)	565,000 — —	0 — —		483,609 — —		33,340 shares — —	11,176 — —	(f)	68,245 — —	(g)

Details of 2004 All Other Compensation from Summary Compensation Table

Name	Reportable Elective Deferral Interest ($)	Elective Deferral Company Match ($)	Relocation Benefits ($)	Life Insurance Programs ($) (r)	Split Dollar Insurance Plan ($) (s)	Personal Excess Liability Insurance ($)	Defined Contribution Company Match ($)		Total Other Compensation ($)

W. S. Stavropoulos	59,071	0	0	185,674	129,799	1,320	8,200		384,064
A. N. Liveris	6,390	8,850	0	43	0	1,320	8,200		24,803
A. A. Allemang	8,621	0	0	89,997	0	1,320	8,200		108,138
R. Kreinberg	0	0	33,865	0	0	1,320	0		35,185
J. P. Reinhard	23,084	0	0	108,086	0	1,320	8,200		140,690
L. R. Respini	0	0	12,944	0	0	1,320	54,981	(t)	68,245

(a)
Values in the chart are calculated by multiplying the date-of-grant fair market value by the number of shares granted. Market-rate dividend equivalents are paid on shares of stock reported in this column.

(b)
Report of holdings of shares of deferred stock granted but not yet delivered, more than half of which are dependent for vesting, if at all, upon achieving specific performance measures. Performance Shares are reported at target payout levels but higher payouts are possible. On 12/31/04, the aggregate number of deferred shares outstanding and the values of such holdings (calculated from the fair market value on 12/31/04 of $49.76) were: Messrs. Stavropoulos - 466,750 shares, $23,225,480; Liveris - 238,200 shares, $11,852,832; Allemang - 274,350 shares, $13,651,656; Kreinberg - 196,890 shares, $9,797,246; Reinhard - 360,740 shares, $17,950,422; Respini 114,240 shares, $5,684,582. There are no outstanding grants of restricted stock.

(c)
Ten-year market-priced options.

(d)
During 2004, Mr. Stavropoulos served as CEO until November 1, 2004, at which time Mr. Liveris became CEO.

(e)
Primarily for tax preparation and Company-provided transportation.

(f)
Payouts from dividend unit awards granted prior to 1999.

(g)
Details of other compensation for 2004 appear in a separate chart following the Summary Compensation Table.

(h)
Primarily for tax preparation and financial advice related to return to CEO position.

(continued on next page)

20 2005 DOW PROXY STATEMENT

SUMMARY COMPENSATION TABLE (continued)

(i)
152,000 deferred share units at a grant price of $31.84 granted upon re-assuming role of CEO. Grant vested 12/13/04. Award was paid in cash. Market-rate dividend equivalents were paid. Also includes Performance Shares granted in 2003, with a fair market value on date of grant of $27.40, and with terms that provide for a minimum payout of 61,250 shares.

(j)
Delivery of Performance Share deferred stock granted in 1998, with the value calculated from the market price on 2/27/03 of $26.83 per share. Market-rate dividend equivalents were paid. Also includes payouts from dividend unit awards granted prior to 1999.

(k)
Compensation for the entire year of 2002 was based upon role as non-executive Chairman of the Board, determined by a fixed formula under the Company's Retirement Policy for Employee Directors, which includes neither an annual Performance Award (bonus) nor any new grants of long-term incentive awards.

(l)
Delivery of Performance Share deferred stock granted in 1998, with the value calculated from the market price on 2/27/02 of $30.555 per share. Market-rate dividends were paid. Also includes payouts from dividend unit awards granted prior to 1999.

(m)
Reimbursement for tax obligations resulting from expatriate status.

(n)
Includes a retention incentive award of 30,000 shares at a grant price of $27.005. Grant vests 3/14/06. Also includes Performance Shares granted in 2003, with a fair market value on date of grant of $27.40, and with terms that provide for a minimum payout of 10,938 shares.

(o)
Retention incentive awards to Messrs. Allemang—35,000 shares and Reinhard-35,000 shares, at a grant price of $27.005. Grant vested 12/13/04. Also includes Performance Shares granted in 2003, with a fair market value on date of grant of $27.40, and with terms that provide for a minimum payout of 19,688 shares to Mr. Allemang and 22,313 shares to Mr. Reinhard.

(p)
Includes supplemental amounts paid under the Company's relocation policies to Kreinberg—$147,342, and Respini—$37,751.

(q)
Portion of salary was derived from converting Swiss Francs to U.S. Dollars using monthly exchange rate.

(r)
Compensation Committee approved reimbursement for unanticipated tax liability resulting from The Dow Chemical Company Key Employee Insurance Program and the Company's termination of the Executive Split Dollar Life Insurance Plan.

(s)
Compensation Committee approved reimbursement for unanticipated tax liability resulting from the Company's termination of the Executive Split Dollar Life Insurance Plan.

(t)
Under the defined contribution portion of the Swiss Pension Plan, the employee contributes 6 percent of his/her annual Performance Award and the Company matches this amount 2:1, for a total Company contribution equal to 12 percent of the Performance Award amount. However, the defined benefit portion of the Swiss pension is calculated solely from base salary.

Aggregated Option Exercises in 2004 and December 31, 2004, Option Values

			Number of Securities Underlying Unexercised Options at 12/31/04 (#)		Value of Unexercised, In-the-Money Options at 12/31/04 ($) (a)
		Value Realized ($)
	Number of Securities Underlying Options Exercised (#)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

W. S. Stavropoulos	705,000	11,194,919	941,666	466,674	15,874,727	6,680,390
A. N. Liveris	56,100	848,559	174,066	144,434	2,927,462	1,742,824
A. A. Allemang	124,700	2,185,253	270,900	186,100	4,164,935	2,649,269
R. Kreinberg	81,000	1,416,004	208,099	108,901	3,530,002	1,513,069
J. P. Reinhard	318,000	4,090,239	373,633	210,567	5,931,589	3,021,938
L. R. Respini	60,000	1,221,891	169,933	72,507	2,852,836	1,057,086

(a)    Based upon the differences between the fair market value on 12/31/04 of $49.76 per share and the grant strike prices.

2005 DOW PROXY STATEMENT 21

Long-Term Incentive Plan Awards in 2004

				Estimated Future Payouts under Non-Stock Price-Based Plans

	Number of Shares, Units or Other Rights		Performance or Other Period until Maturation or Payout
Name				Threshold (# Shares)	Target (# Shares)	Maximum (# Shares)

W. S. Stavropoulos	116,670 (a 97,300 (b	)(b) )(c)	2004-06 2004-05	0	116,670 shares 97,300 shares	233,340 shares 194,600 shares

A. N. Liveris	45,000 (a 31,950 (c	) )	2004-06 2004-05	0	45,000 shares 31,950 shares	90,000 shares 63,900 shares

A. A. Allemang	45,000 (a 26,400 (c	) )	2004-06 2004-05	0	45,000 shares 26,400 shares	90,000 shares 52,800 shares

R. Kreinberg	27,500 (a 26,400 (c	) )	2004-06 2004-05	0	27,500 shares 26,400 shares	55,000 shares 52,800 shares

J. P. Reinhard	50,000 (a 31,950 (c	) )	2004-06 2004-05	0	50,000 shares 31,950 shares	100,000 shares 63,900 shares

L. R. Respini	16,670 (a 11,450 (c	) )	2004-06 2004-05	0	16,670 shares 11,450 shares	33,340 shares 22,900 shares

(a)
Performance Shares that vest, if at all, by meeting or exceeding specific financial measures over a 3-year period related to return on capital, sales volume growth and total shareholder return. No shares will be earned if minimum objectives are not achieved. Shares earned and dividend equivalents for the shares earned from the date of grant will be delivered in 2 equal installments on 4/17/07 and 4/17/08. Upon a change of control during the performance period, the target number of shares plus accrued dividends on the target shares vest. Upon a change of control between 01/01/06 and 04/17/07, shares earned and accrued dividends on shares earned will vest.

(b)
Death, disability and retirement will not cause the grant to expire any earlier than the performance period.

(c)
Performance Shares that vest, if at all, by meeting or exceeding specific financial measures over a 2-year period related to cash flow objectives. No shares will be earned if minimum objectives are not achieved. Shares earned and dividend equivalents for the shares earned from the date of grant will be delivered in two equal installments on 4/16/06 and 4/16/07. Upon a change of control during the performance period, the target number of shares plus accrued dividends on the target shares vest. Upon a change of control between 01/01/05 and 04/16/07, shares earned and accrued dividends on shares earned will vest.

22 2005 DOW PROXY STATEMENT

Option Grants in 2004

	Individual Grants

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation 10-Year Option Term (a)
	Number of Securities Underlying Options Granted (#)
			Percent of Total Options Granted to Employees in Fiscal Year
				Exercise or Base Price ($/Share)
					Expiration Date
Name						0% ($)		5% ($)		10% ($)

All Stockholders	N/A		N/A	N/A	N/A	0	(b)	25,531,734,828	(b)	64,437,235,517	(b)
All Optionees	49,000 5,360,280 7,000 8,750 8,750 10,500			41.7700 43.4900 43.8700 39.5150 42.6900 50.8800	02/02/14 02/13/14 03/01/14 06/01/14 09/01/14 12/01/14	0 0 0 0 0 0		1,289,440 146,864,704 193,467 217,826 235,329 336,571		3,254,301 370,658,538 488,273 549,752 593,925 849,442

	5,444,280		100.0%			0	(c)	149,137,337	(c)	376,394,231	(c)
All Optionees' Gain as a % of all Stockholders' Gain	N/A		N/A	N/A	N/A	N/A		0.6%		0.6%
W. S. Stavropoulos	233,340	(d)(e)	4.3%	43.4900	02/13/14	0		6,393,213		16,135,251
A. N. Liveris	90,000	(d)	1.7%	43.4900	02/13/14	0		2,465,883		6,223,419
A. A. Allemang	90,000	(d)	1.7%	43.4900	02/13/14	0		2,465,883		6,223,419
R. Kreinberg	55,000	(d)	1.0%	43.4900	02/13/14	0		1,506,929		3,803,201
J. P. Reinhard	100,000	(d)	1.8%	43.4900	02/13/14	0		2,739,870		6,914,910
L. R. Respini	33,340	(d)	0.6%	43.4900	02/13/14	0		913,473		2,305,431

(a)
The dollar amounts below are the result of calculations at 0%, and at the 5% and 10% rates set by the U.S. Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(b)
Gain for all stockholders was determined from the $43.49 exercise price applicable to the majority of options granted in 2004 based on the 931,859,352 shares outstanding on the 2/13/04 grant date.

(c)
Since options are granted at the then-current market price, no gain to the optionees is possible without stock price appreciation, which benefits all stockholders commensurately. A 0% gain in stock price will result in zero dollars for the optionee.

(d)
Ten-year options granted on 2/13/04 with an exercise price equal to the fair market value on the date of grant. The options vest in three equal annual installments, beginning 2/13/05.

(e)
Death, disability and retirement will not cause the grant to expire any earlier than the 10-year life of the options from grant date.

2005 DOW PROXY STATEMENT 23

PENSION PLANS

The Company provides the Dow Employees' Pension Plan (the "DEPP") for employees on its U.S. payroll and for employees of some of its wholly owned U.S. subsidiaries. Since the DEPP is a defined benefit plan, the amount of a retiree's pension is calculated using pay and years of service as an employee, rather than by the market value of plan assets, as in a defined contribution plan.

Upon normal retirement at age 65, a participant receives an annual pension from the DEPP subject to a statutory limitation. The annual pension is the greater of (1) or (2) below:

(1)
1.6 percent of the employee's highest average credited compensation for any three consecutive years, multiplied by the employee's years of credited service up to 35 years, and by one-half of the years of credited service in excess of 35 years. The DEPP contains a provision for an offset of the employee's estimated primary Social Security benefit, calculated using the method specified in the Tax Reform Act of 1986. The provisions of this Section (1) are available only to those who first became DEPP participants on or before January 1, 1996.

(2)
A benefit that is the sum of the employee's yearly basic and supplemental accruals. Basic accruals equal the employee's highest average credited compensation for any three consecutive years multiplied by a percentage ranging from 4 percent to 18 percent dependent upon the employee's age in the years earned. Supplemental accruals are for compensation in excess of a rolling 36-month average of the Social Security wage base. Supplemental accruals range from 1 to 4 percent, based on the age of the employee in the years earned.

      The sum of the basic and supplemental accruals is divided by a conversion factor to calculate the immediate monthly benefit. If the employee terminates employment before age 65 and defers payment of the benefit, the account balance calculated under this formula (2) will be credited with interest, currently at 8 percent per year.

Since the U.S. Internal Revenue Code limits the benefits that would otherwise be provided by the DEPP, the Board of Directors adopted the Executive Supplemental Retirement Plan ("ESRP") to provide certain management employees with supplemental benefits (a). The benefits are calculated under the same formulas as the DEPP that are described above.

The table on the following page illustrates the estimated annual pension benefits payable to executive officers, combining benefits from the DEPP, ESRP and Key Employee Insurance Program ("KEIP"), calculated before the application of an offset of the employee's estimated primary Social Security benefit. The benefits shown are single-life annuities for participants who retire at age 65. While a single life annuity provides a higher retiree benefit, most participants elect pensions with survivorship provisions.

Additional Benefits Following Retirement

A provision of the U.S. Internal Revenue Code may impact the death benefit and cash values to participants in the KEIP for two years following the later of retirement or the completion date of their KEIP program. The Company will make two annual payments to such participants to compensate for any shortfall. Messrs. Allemang, Reinhard and Stavropoulos are among the participants who may receive payments. The amount of the payments cannot be determined until retirement.

The Company will continue to provide life insurance coverage until death in an amount equal to annual salary at the time of retirement to certain employees including each of the executives listed in the compensation tables.

(a)
At the request of the Board of Directors, Mr. Stavropoulos reassumed the position of CEO in December 2002. So that his pension reflects his unique circumstance of returning to executive management after a period of service as the non-executive Chairman of the Board, the Compensation Committee has amended the ESRP to provide that, in such circumstances, pensionable compensation will be calculated from the average of the three highest years of compensation as an employee of the Company.

(continued on next page)

24 2005 DOW PROXY STATEMENT

Annual Pension Benefits in $

Final Average Pay for Pension Purposes
	Years of Credited Service
	15	20	25	30	35	40	45

500,000	168,000	213,000	246,000	270,000	283,000	285,000	285,000
700,000	238,000	301,000	349,000	382,000	400,000	403,000	403,000
900,000	307,000	389,000	451,000	494,000	517,000	522,000	522,000
1,100,000	377,000	477,000	553,000	606,000	635,000	640,000	640,000
1,300,000	447,000	565,000	655,000	718,000	752,000	759,000	759,000
1,500,000	516,000	653,000	757,000	830,000	870,000	877,000	877,000
1,700,000	586,000	741,000	860,000	942,000	987,000	996,000	996,000
1,900,000	655,000	829,000	962,000	1,054,000	1,104,000	1,114,000	1,114,000
2,100,000	725,000	917,000	1,064,000	1,166,000	1,222,000	1,233,000	1,233,000
2,300,000	794,000	1,005,000	1,166,000	1,278,000	1,339,000	1,351,000	1,351,000
2,500,000	864,000	1,093,000	1,268,000	1,390,000	1,457,000	1,470,000	1,470,000
2,700,000	933,000	1,181,000	1,370,000	1,502,000	1,574,000	1,588,000	1,588,000

For the persons named in the Summary Compensation Table, the years of credited service and 2004 compensation covered by the pension plans as of 12/31/04, are: Messrs. Stavropoulos - 37.6, $2,639,014; Reinhard - 34.2, $1,404,000 (a); Allemang - 39.6, $1,044,610; and Liveris - 29.0, $1,532,507 (b). Mr. Kreinberg participates in the Dow Deutschland GmbH & Co. OHG Betriebliche Versorgungsregelung ("BVR") that has different terms than the U.S. retirement plan, but provides a benefit comparable to the table above. As of 12/31/04, his pensionable salary, calculated solely from base salary, was 687,367 Euros (approximately $850,066). His total service is 27.8 years. Mr. Respini participates in the Dow Swiss Foundation Defined Benefits Plan that has different terms than the U.S. retirement plan, but provides a benefit comparable to the table above. As of 12/31/04, his pensionable salary, calculated solely from base salary, was 683,982 Swiss francs (approximately $547,273). His total service is 38.4 years.

(a)
Mr. Reinhard began participation in the DEPP effective January 1, 1995, when the defined benefit segment of the International Pension Plan ("IPP") was terminated. Mr. Reinhard was granted full-service in the DEPP that resulted in 1.5 years of credited service to be paid from the ESRP. He terminated his participation in and is no longer eligible for any benefits from the IPP.

(b)
Mr. Liveris was asked by the Company to permanently transfer to the United States in 1995 and, at that time, began participation in the DEPP and ceased contributions to the Dow Chemical Australia Superannuation Fund A ("Australia Fund"). In order to equitably determine a retirement benefit that bridges the two plans, Mr. Liveris' retirement benefit will be determined by the following formula: at the time of retirement, the pension amount would equal the amount payable under the DEPP formula, with the benefit being paid from the DEPP and the ESRP (based upon Mr. Liveris' highest average credited compensation for any three consecutive years and Mr. Liveris' years of credited service as if a U.S. employee his entire Dow career) less the value of the accrued benefit in the Australia Fund. If the benefit from the Australia Fund is greater than the ESRP benefit, no benefit is payable under the ESRP.

2005 DOW PROXY STATEMENT 25

EQUITY COMPENSATION PLAN INFORMATION AT FISCAL YEAR END

	(a)	(b)		(c)

Plan Category	# of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)		# of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	69,007,668	28.88	(1)	80,934,231	(2)

Equity compensation plans not approved by security holders	228,000	34.16		0

Total (3)	69,235,668	31.52		80,934,231

As of December 31, 2004

(1)
Calculation does not include performance shares outstanding that have no exercise price.

(2)
The 1988 Award and Option Plan provides that the number of shares available for grant under such plan in any calendar year equals 1.5% of the total shares of common stock outstanding on the first day of the year, plus 50% of the shares available for grant but not granted under the plan in each of the previous three years, plus up to 50% of the subsequent year's allocation. As a result of this formula, 50% of the shares first allocated but not granted in a year cease to be available for grant in the following year, and the remaining 50% cease to be available for grant after an additional 2 years. Also includes shares available for grant under other stockholder-approved plans.

(3)
Does not include options to acquire 9,172,387 shares of stock with a weighted-average exercise price of $29.86 that were assumed in connection with the Union Carbide Corporation merger.

Plans without Stockholder Approval

No new grants will be made under the 1988 Non-Employee Directors' Stock Incentive Plan. Shares of Dow common stock remain available for issuance in connection with prior grants. The plan provided for ten-year options at an exercise price equal to the market price on the date of grant. Grants were made once each year and vested after completion of five years of service as a Dow Director. This plan was first described in the definitive Proxy Statement for the 1998 Annual Meeting of Stockholders.

Similarly, no new grants will be made under the 1994 Non-Employee Directors' Stock Plan, but shares of Dow stock remain available for issuance in connection with prior grants. The plan provided for three grants of ten-year market-priced options conditional upon specified stock ownership requirements that increased with seniority of service. This plan was included as Exhibit 10(o) to The Dow Chemical Company Annual Report on Form 10-K for the year ended December 31, 1994.

COMPENSATION OF DIRECTORS

Directors' Fees

Directors' fees as stated below are paid only to Directors who are not employees of the Company.

Annual Retainer Fee	$60,000 annually
Meeting Retainer Fee	$40,000 annually
Audit Committee Chairmanship	$15,000 annually
All Other Committee Chairmanships	$8,000 annually
Audit Committee Membership	$12,000 annually
All Other Committee Memberships	$8,000 annually
Presiding Director Service	$20,000 annually

In 2005, each eligible non-employee Director will receive a one-time transitional supplemental retainer in the amount of $10,000. Since the formula for determining stock option grants under the 2003 Stock Incentive Plan is based upon the prior year's fees rather than the current year's fees, and since a change in the fee structure adopted for 2005 was therefore not reflected in the computation of 2005 option grants under that formula, the Committee on Directors and Governance recommended, and the Board of Directors approved, this one-time transitional supplemental retainer to offset the difference.

There is no pension plan for non-employee Directors. A program providing for one-time grants of restricted stock to new Directors was discontinued in February 2005.

2003 Stock Incentive Plan

The 2003 Non-Employee Directors' Stock Incentive Plan provides for an annual grant of restricted stock and an annual grant of stock options to each non-employee Director on March 5 of each year, and also allows for

(continued on next page)

26 2005 DOW PROXY STATEMENT

COMPENSATION OF DIRECTORS (continued)

occasional additional individual grants of stock options, restricted stock, deferred stock or some combination thereof, at the discretion of the Board of Directors. The size of the annual grant of restricted stock is determined according to a fixed formula that divides two-thirds of the prior year's average annual retainer and fees by the fair market value of Dow common stock on the date of grant. In 2005, each non-employee Director received 750 shares of restricted stock, with provisions limiting transfer while serving as a Director of the Company and for at least two years. The size of the annual grant of stock options is determined by a fixed formula that divides 45 percent of the prior year's average annual retainer and fees by a denominator consisting of the fair market value of Dow common stock on the date of grant multiplied by the Black-Scholes value of a ten-year option to purchase Dow common stock upon commencement of the option term. The options vest one year following the date of grant. In 2005, each non-employee Director received 2,300 ten-year options with an exercise price of $55.97.

Non-employee Directors who join the Board of Directors after the March 5 annual grants of stock options and restricted stock that year and prior to December 31 of that year, are eligible to receive a one-time cash payment ("New Director Retainer") within thirty days of the effective date of their election as a Director. The intent of this New Director Retainer is to encourage a new Director to make an initial investment in the stock of the Company. The amount of the New Director Retainer is calculated from the net present value of the cash equivalent of that year's stock option grant and restricted stock grant, awarded under the 2003 Non-Employee Directors' Stock Incentive Plan, with stock values based upon the then current price of Company stock. It will be based upon months of Board service the first year so is pro-rated for the number of months remaining in the calendar year.

In 2004, the last of three grants of ten-year market-priced nonqualified stock options with three-year incremental vesting schedules was made under the 1994 Non-Employee Directors' Stock Plan. According to the terms of the plan, a grant of 3,850 options was determined by a fixed formula based on the then current annual Board retainer fee and price of Dow common stock. Receipt was contingent upon graduated stock ownership requirements that increased with years of Director service. All non-employee Directors met the requirements and received the grant.

Deferred Compensation Plan

Non-employee Directors may choose prior to the beginning of each year to have all or part of their fees credited to a deferred compensation account. At the election of the Director, fees are deferred into one of several hypothetical investment accounts that accrue investment returns according to the account selected. Investment choices include an account with interest equivalent to 125 percent of the 120-month rolling average of ten-year U.S. Treasury Notes, a phantom Dow stock account that tracks the market value of Dow common stock with market dividends paid and reinvested, as well as several mutual funds. Such deferred amounts will be paid in installments as elected by the Director at the time of deferral commencing on the July 15 following the Director's termination of Board membership, on the following July 15 or on July 15 of the calendar year following the Director's 70th birthday. If the Director remains on the Board beyond his or her 70th birthday, payments shall start on the July 15 following termination of Board membership.

Compensation of Non-Management Employee Directors

Employee Directors who leave executive management, but who remain as active employees and as Directors of the Company, are paid according to a fixed formula that has been determined in advance by the Board of Directors pursuant to the Retirement Policy for Employee Directors ("RPED"). This fixed compensation for such Directors is designed to enhance effective Board service by providing independence from current management. As active employees, participants in the RPED are eligible for certain standard employee benefits, but are not eligible to participate in Performance Award bonuses, new grants of equity-based long-term incentive compensation or the Employees' Stock Purchase Plan. Director Carbone is a participant in the RPED and received $773,336 in compensation in 2004. Directors Allemang and Stavropoulos will be participants in the RPED in 2005.

2005 DOW PROXY STATEMENT 27

BENEFICIAL OWNERSHIP OF COMPANY STOCK

The table below states beneficial ownership, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, of Dow common stock as of February 28, 2005, except as otherwise noted.

Name	Current Shares Beneficially Owned (a)		Rights to Acquire Beneficial Ownership of Shares (b)	Total	Percent of Shares Beneficially Owned

A. A. Allemang	170,076.9		233,400.0	403,476.9	*
J. K. Barton	9,400.0		26,350.0	35,750.0	*
A. J. Carbone (c)	71,664.2		329,000.0	400,664.2	*
J. M. Cook	9,622.0		15,850.0	25,472.0	*
W. D. Davis	9,725.0		26,350.0	36,075.0	*
J. M. Fettig	5,250.0		2,550.0	7,800.0	*
B. H. Franklin	15,618.1		26,350.0	41,968.1	*
R. Kreinberg	20,256.0		261,839.0	282,095.0	*
A. N. Liveris (c)	36,679.2		208,666.0	245,345.2	*
K. R. McKennon (c)	20,652.0		2,550.0	23,202.0	*
J. P. Reinhard (c)	206,737.6		197,341.0	404,078.6	*
L.R. Respini	32,789.0		205,213.0	238,002.0	*
J. M. Ringler (c)	8,135.6		26,069.0	34,204.6	*
H. T. Shapiro	11,079.7		26,350.0	37,429.7	*
W. S. Stavropoulos (c)	307,047.7		761,113.0	1,068,160.7	*
P. G. Stern	17,050.0		26,350.0	43,400.0	*
Group Total	951,783.0		2,375,341.0	3,327,124.0	0.35%
All Directors and Executive Officers as a Group	1,119,040.3		3,360,435.0	4,479,475.3	0.47%
Certain Other Owners:
Capital Research and Management Company	78,523,200.0	(d)		78,523,200.0	8.20%

(a)
In addition to shares held in sole name, this column includes all shares held by a spouse and other members of the person's immediate family who share a household with the named person. This column also includes all shares held in trust for the benefit of the named party in The Dow Chemical Company Employees' Savings Plan. Beneficial ownership of some or all of the shares listed may be disclaimed.

(b)
This column includes any shares that the party could acquire through 4/29/05, by (1) exercise of an option granted by Dow, (2) distribution of shares under a Deferred Stock Agreement or (3) payment of any balance due under a subscription in The Dow Chemical Company 2003-2013 Employees' Stock Purchase Plan. These shares have not been issued and cannot be voted.

(c)
Directors Carbone, Liveris, McKennon, Reinhard, Ringler and Stavropoulos are all members of the Board's Finance Committee, which shares investment and voting authority for stock held in the Dow Employees' Pension Plan Trust ("DEPP") and the Retirement Program for Employees of Union Carbide Corporation and its Participating Subsidiary Companies ("UCCRP"). At 12/31/04, the DEPP beneficially owned 5,514,957 shares of Dow common stock and the UCCRP beneficially owned 3,532,500 shares. The named individuals, and all other Directors and officers, disclaim beneficial ownership of stock owned by the DEPP and the UCCRP.

(d)
As reported in a Schedule 13G dated 2/11/05, as of 12/31/04, Capital Research and Management Company (333 South Hope Street, Los Angeles, CA 90071), in its role as an investment advisor for various clients, had sole dispositive power of such shares, but had neither sole nor shared voting power over any such shares.

*
Less than 0.5 percent of the total shares of Dow common stock issued and outstanding.

28 2005 DOW PROXY STATEMENT

OTHER GOVERNANCE MATTERS

Communication with Directors

You may communicate directly with the full Board, the Presiding Director, the non-management Directors as a group, or with specified individual Directors by any one of several methods. These include mail addressed to The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, and by the "Contact Us" feature of Dow's corporate governance website at www.DowGovernance.com. The Presiding Director and other non-management Directors may also be contacted by email addressed to PresidingDirector@Dow.com. Please specify the intended recipient(s) of your letter or electronic message.

Communications will be distributed to any or all Directors as appropriate depending upon the individual communication. However, the Directors have requested that communications that do not directly relate to their duties and responsibilities as Directors of the Company be excluded from distribution and deleted from email that they access directly. Such excluded items include "spam;" advertisements; mass mailings; form letter and email campaigns that involve unduly large numbers of similar communications; solicitations for goods, services, employment or contributions; surveys; and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will also be screened for omission. Any omitted or deleted communication will be made available to any Director upon request.

Future Stockholder Proposals

If you satisfy the requirements of the U.S. Securities and Exchange Commission (the "Commission") and wish to submit a proposal to be considered for inclusion in the Company's proxy material for next year's Annual Meeting, please send it to the Corporate Secretary.* Under the rules of the Commission, proposals must be received no later than November 28, 2005.

Future Annual Meeting Business

Under the Company's Bylaws, if you wish to raise items of proper business at an Annual Meeting you must give advance written notification to the Corporate Secretary.* For the 2006 Annual Meeting, written notice must be given between November 28, 2005, and January 27, 2006. Such notices must comply with the Bylaws provisions and include your name and address, representation that you are a holder of common stock entitled to vote at such Meeting and intend to appear in person or by proxy at the Meeting, disclosure of any material interest in such business, description of the business proposed, and the reasons for conducting such business. A copy of the Bylaws may be found on the Company's website at www.DowGovernance.com. Alternatively they will be sent without charge to any stockholder who sends a written request to the Corporate Secretary.*

Multiple Stockholders with the Same Address

In accordance with a notice sent previously to stockholders who share a single address, only one Proxy Statement and accompanying Annual Meeting materials will be sent to that address unless contrary instructions were received from any stockholder at that address. This practice, known as "householding," is designed to reduce printing and postage costs. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the practice. If you are a registered stockholder, you may revoke your consent at any time by sending your name and your account number to Dow's stock transfer agent, The Bank of New York ("BNY"), P.O. Box 11023, New York, NY 10286-1023. You may also call BNY toll-free at 800-369-5606 in the U.S. and Canada to revoke your consent. If you hold your stock in "street name," you may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, ADP, 51 Mercedes Way, Edgewood, NY 11717.

Copies of Proxy Material and Form 10-K

Dow's Proxy Statement and Annual Report on Form 10-K are posted on Dow's website at www.DowGovernance.com. Stockholders may receive printed copies of each of these documents without charge by contacting the Company's Investor Relations Office at 800-422-8193 or 989-636-1463, or 2030 Dow Center, Midland, MI 48674.

Internet Delivery of Proxy Materials

Stockholders may consent to receive their Proxy Statement and other Annual Meeting materials in electronic form rather than in printed form. This results in faster delivery of the documents and significant savings to the Company by reducing printing and mailing costs. Registered stockholders may provide their consent for electronic delivery when they vote their shares on the Internet at https://www.proxyvotenow.com/dow. Most holders in street name may provide their consent for electronic delivery while voting on the Internet at www.proxyvote.com. If you previously consented to electronic delivery but have since changed your email address, please re-register.

*
Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

2005 DOW PROXY STATEMENT 29

Other Matters

The Board does not intend to present any business at the Meeting not described in this Proxy Statement. The enclosed proxy voting form confers upon the persons designated to vote the shares represented the discretionary authority to vote such shares in accordance with their best judgment. Such discretionary authority is with respect to all matters that may come before the Meeting in addition to the scheduled items of business, including matters incident to the conduct of the Meeting and any stockholder proposal omitted from the Proxy Statement and form of proxy. At the time this Proxy Statement went to press, the Board of Directors was not aware of any other matter that may properly be presented for action at the Meeting, but the enclosed proxy form confers the same discretionary authority with respect to any such other matter.

/s/ Tina S. Van Dam
Tina S. Van Dam Secretary of the Company	Midland, Michigan March 28, 2005

30 2005 DOW PROXY STATEMENT

Appendix A

DIRECTOR INDEPENDENCE

An "independent" Director is a Director whom the Board of Directors has determined has no material relationship with The Dow Chemical Company, or any of its consolidated subsidiaries (collectively, the "Company"), either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a Director is not independent if:

1.
The Director is, or has been within the last three years, an employee of the Company, or an immediate family member of the Director is, or has been within the last three years, an executive officer of the Company;

2.
The Director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $100,000 in direct compensation from the Company (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company is not considered for purposes of this standard;

3.
(a) The Director, or an immediate family member of the Director, is a current partner of the Company's internal or external auditor; (b) the Director is a current employee of the Company's internal or external auditor; (c) an immediate family member of the Director is a current employee of the Company's internal or external auditor who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (d) the Director, or an immediate family member of the Director, was within the last three years (but is no longer) a partner or employee of the Company's internal or external auditor and personally worked on the Company's audit within that time;

4.
The Director, or an immediate family member of the Director, is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers serves or served at the same time on that company's compensation committee;

5.
The Director is a current executive officer or employee, or an immediate family member of the Director is a current executive officer, of another entity that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the consolidated gross revenues of the Company or the other entity; or

6.
The Director is an executive officer of a charitable or non-profit organization to which the Company has made contributions that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the charitable or non-profit organization's consolidated gross revenues.

An "immediate family" member includes a Director's spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the Director's home.

2005 DOW PROXY STATEMENT 31

2005 ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 12, 2005 at 2:00 p.m. EDT

Midland Center for the Arts
1801 West St. Andrews, Midland, Michigan

Parking and Attendance

Complimentary self-parking is available at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. Seating is limited. Tickets of admission or proof of stock ownership are necessary as explained on page 1 of this Proxy Statement. Only stockholders may attend or one person holding a proxy for any stockholder or account (in addition to those named as Board proxies on the proxy forms). Proxy holders are asked to present their credentials in the lobby before the Annual Meeting begins. If you are unable to attend the Meeting, please listen to the live audio webcast at the time of the Meeting or the audio replay after the event, at www.dowgovernance.com.

Visit Dow on the Internet

Dow is a leader in science and technology, providing innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $40 billion, Dow serves customers in 175 countries and a wide range of markets that are vital to human progress: food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its 43,000 employees seek to balance economic, environmental and social responsibilities. Learn more about Dow by visiting our website at www.dow.com

Printed on recycled paper	Form No. 161-00618

2005 DOW PROXY STATEMENT

The Dow Chemical Company		Your Vote is Important Vote by Internet / Telephone 24 Hours a Day, 7 Days a Week

VOTE BY INTERNET		VOTE BY TELEPHONE
https://www.proxyvotenow.com/dow		1-866-205-9031
• Go to the website address listed above.		Within U.S. and Canada only
• Have your proxy card ready.	OR	• Use any touch-tone telephone.
• Follow the simple instructions that appear on		• Have your proxy card ready.
your computer screen.		• Follow the simple recorded instructions.

        Your 2005 Annual Meeting materials are enclosed and may be found on: www.DowGovernance.com
If you vote over the Internet or by telephone, please do not mail this card.

        The Board of Directors recommends a vote FOR Agenda Items 1 and 2, and AGAINST Agenda Item 3 below.

\*/ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \*/
☒	Please mark votes as in this example.
1.
Election of 5 Directors:

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐
Nominees:	01-Jacqueline K. Barton, 02-Anthony J. Carbone, 03-Barbara H. Franklin, 04-Andrew N. Liveris, 05-Harold T. Shapiro					THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AGENDA ITEMS 1 AND 2, AND AGAINST AGENDA ITEM 3.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee's name and check the "Exceptions" box above.)				I/we will attend the Annual Meeting.	☐
	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Independent Registered Public Accounting Firm.	☐	☐	☐	I/we have marked an address change on this card or attachment.	☐
3. Stockholder Proposal on Certain Toxic Substances.	☐	☐	☐	I/we have made comments on this card or attachment.	☐

S C A N L I N E

Please sign exactly as name or names appear above. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

Date	Share Owner sign here	Co-Owner sign here

Ticket of Admission
Annual Meeting of Stockholders
The Dow Chemical Company

May 12, 2005 – 2 p.m. EDT
Midland Center for the Arts
1801 West St. Andrews, Midland, Michigan

 Ticket is not transferable.
Cameras and recording devices are not
permitted at the meeting.

The Annual Meeting of Stockholders of The Dow Chemical Company will be held on Thursday, May 12, 2005, at 2 p.m.
EDT at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. Items of business are:

1.
Election of five Directors.
2.
Ratification of the Independent Registered Public Accounting Firm.
3.
Stockholder Proposal on Certain Toxic Substances.

The Board of Directors recommends a vote FOR Agenda Items 1 and 2, and AGAINST Agenda Item 3.

Only stockholders who held shares of record as of the close of business on March 14, 2005, are entitled to receive notice of and to vote at the Meeting or any adjournment thereof.

Your vote is important. Whether or not you plan on attending the Meeting, please vote your shares as soon as possible on the Internet, by telephone or by mailing this form.

PROXY AND VOTING INSTRUCTION FORM

THIS FORM IS SOLICITED ON BEHALF OF THE DOW BOARD OF DIRECTORS

I/We hereby appoint Willie D. Davis, Jeff M. Fettig and J. Pedro Reinhard, jointly and severally, proxies, with full power of substitution, to vote all shares of common stock of THE DOW CHEMICAL COMPANY that I/we may be entitled to vote at the Annual Meeting of Stockholders to be held at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan, on May 12, 2005, at 2 p.m. EDT and at any adjournment thereof, on the following matters and upon such other business as may properly come before the Meeting.

Such proxies are directed to vote as specified on the reverse side, or if no specification is made, FOR Agenda Items 1 and 2, and AGAINST Agenda Item 3 and to vote in accordance with their discretion on such other matters as may properly come before the Meeting. To vote in accordance with the Dow Board of Directors' recommendations, just sign and date on the reverse side - no voting boxes need to be checked.

NOTICE TO PARTICIPANTS IN EMPLOYEES' SAVINGS PLANS

This card also constitutes voting instructions for participants in The Dow Chemical Company Employees' Savings Plan, The Dow Chemical Company Employee Stock Ownership Plan and/or the DH Compounding Savings and Retirement Plan (the "Plans"). Your signature on the reverse side of this form will direct the respective Trustee to vote all shares of common stock credited to your account at the Meeting and at any adjournment thereof. According to its Confidential Voting Policy, Dow has instructed the Trustees and their agents not to disclose to the Dow Board or management how individuals in the Plans have voted. If no instructions are provided, the respective Trustee will vote the respective Plan shares according to the Plan provisions.

If voting by mail, return ballots to:	The Dow Chemical Company P.O. Box 11002 New York, N.Y. 10203-0002

Form must be signed and dated on the reverse side.

QuickLinks

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 12, 2005 AT 2:00 P.M. EDT
VOTING PROCEDURES
  Vote Your Shares in Advance
  Confidential Voting
  Dividend Reinvestment Program Shares and Employees' Savings Plan Shares
  Dow Shares Outstanding
  Proxies on Behalf of the Dow Board
THE BOARD OF DIRECTORS
  Director Independence
  Presiding Director
  Board Committees
  Board of Directors' Terms
Agenda Item 1
CANDIDATES FOR ELECTION AS DIRECTOR
CONTINUING DIRECTORS (continued)
Agenda Item 2
AGENDA ITEM 2 (continued)
FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Agenda Item 3 STOCKHOLDER PROPOSAL ON CERTAIN TOXIC SUBSTANCES
  Stockholder Resolution
  Company's Statement and Recommendation
AUDIT COMMITTEE REPORT
  Audit Committee
REPORT OF THE COMMITTEE ON DIRECTORS AND GOVERNANCE
  Nominations for Director
  Committee on Directors and Governance
  The Committee
  Compensation Philosophy
  The Company's 2004 Performance
  Approach to Executive Compensation
  Base Salaries
  Annual Performance Awards
  Long-Term Incentive Compensation
  Additional Committee Determinations
  Stock Ownership Guidelines
  Compensation Committee
STOCKHOLDER RETURN
COMPENSATION TABLES
Summary Compensation Table
SUMMARY COMPENSATION TABLE (continued)
Aggregated Option Exercises in 2004 and December 31, 2004, Option Values
Long-Term Incentive Plan Awards in 2004
Option Grants in 2004
PENSION PLANS
EQUITY COMPENSATION PLAN INFORMATION AT FISCAL YEAR END
  Plans without Stockholder Approval
COMPENSATION OF DIRECTORS
  Directors' Fees
  2003 Stock Incentive Plan
  Deferred Compensation Plan
  Compensation of Non-Management Employee Directors
BENEFICIAL OWNERSHIP OF COMPANY STOCK
OTHER GOVERNANCE MATTERS
  Communication with Directors
  Future Stockholder Proposals
  Future Annual Meeting Business
  Multiple Stockholders with the Same Address
  Copies of Proxy Material and Form 10-K
  Internet Delivery of Proxy Materials
  Other Matters
DIRECTOR INDEPENDENCE
2005 ANNUAL MEETING OF STOCKHOLDERS Thursday, May 12, 2005 at 2:00 p.m. EDT
Midland Center for the Arts 1801 West St. Andrews, Midland, Michigan